TRINET GROUP, INC.
RESTRICTED STOCK UNIT GRANT NOTICE
(2009 EQUITY INCENTIVE PLAN; PERFORMANCE AWARD)
TriNet Group, Inc. (the “Company”), pursuant to its 2009 Equity Incentive Plan (the “Plan”), hereby awards to Participant a performance-based Restricted Stock Unit Award in respect of the target and maximum number of restricted stock units (“RSUs”) set forth below (the “Award”). The Award is subject to all of the terms and conditions as set forth herein, including the vesting criteria set forth on ATTACHMENT I hereto (the “Vesting Criteria”), and in the Plan and the Restricted Stock Unit Award Agreement, all of which are attached hereto and incorporated herein in their entirety.  Capitalized terms not otherwise defined herein will have the meanings set forth in the Plan or the Restricted Stock Unit Award Agreement.  In the event of any conflict between the terms in the Award and the Plan, the terms of the Plan will control.

Participant:
Date of Grant:
Target Award:
Maximum Award:	200% of Target Award
Performance Period:	See ATTACHMENT I

Vesting Criteria: The Award will be eligible for vesting, contingent upon attainment of both the performance and service conditions specified on the attached ATTACHMENT I.
Issuance Schedule: The shares will be issued (to the extent any portion of the Award is earned and becomes vested in accordance with the Vesting Criteria) in accordance with the issuance schedule set forth in Section 6 of the Restricted Stock Unit Award Agreement.
Additional Terms/Acknowledgements:  Participant acknowledges receipt of, and understands and agrees to, this Restricted Stock Unit Grant Notice, the Restricted Stock Unit Award Agreement and the Plan.  Participant further acknowledges that as of the Date of Grant, this Restricted Stock Unit Grant Notice, the Restricted Stock Unit Award Agreement and the Plan set forth the entire understanding between Participant and the Company regarding this Award and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of (i) equity awards previously granted and delivered to Participant, (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law or listing standards applicable to the Company, and (iii) any written employment or severance arrangement that would provide for vesting acceleration of the Award upon the terms and conditions set forth therein.
By accepting the Award, Participant acknowledges having received and read the Restricted Stock Unit Grant Notice, the Restricted Stock Unit Award Agreement and the Plan and agrees to all of the terms and conditions set forth in these documents. Furthermore, by accepting the Award, Participant consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
ATTACHMENT I
VESTING CRITERIA
Performance Period
January 1, 2018 – December 31, 2018
Performance Criteria
The “Performance Criteria” for determining the Actual Award shall be based on the Company’s results in the following areas for the Performance Period as shown in the table below:

•	50% shall be based on the annual growth rate in the Company’s Net Service Revenues, as reported in the Company’s audited financial statements (“Revenue Growth Rate”).

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50% shall be based on Pre-Tax Income Growth Rate, which is defined as annual growth rate in the Company’s Income before provision for income taxes, as reported in the Company’s audited financial statements (“Pre-Tax Income Growth Rate”).

	Threshold	Target	Maximum
Revenue Growth Rate	4%	7%	11%
Pre-Tax Income Growth Rate	4%	8%	12%

The “Performance Multiplier” shall be determined as follows for each of the Performance Criteria, and then determining a total Performance Multiplier based on the weighting of the Performance Criteria set forth above:

	Achievement Level
	Below Threshold	Threshold	Target	Maximum
Performance Multiplier	0%	50%	100%	200%

The Performance Multiplier for any Achievement Level which falls between any of the amounts set forth in the table above shall be determined by linear interpolation. For the avoidance of doubt, nothing greater than the Maximum Award can be earned under the Award.
Certain Definitions

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“Actual Award” means the actual number of RSUs under the Award that are determined to be earned for the Performance Period, determined in accordance with, and subject further to the vesting requirements of, the rules under the heading “Determination of Actual Award” below.

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“Determination Date” means the date on which the Compensation Committee of the Board of Directors of the Company (the “Committee”) certifies in writing the Performance Multiplier and determines the Actual Award for the Performance Period which shall in no event be later than the March 15 following the end of the Performance Period.

•	“Performance Period” means January 1, 2018 through December 31, 2018.
Determination and Vesting of Actual Award
The Committee shall determine the Actual Award based on the Performance Criteria set forth above for the Performance Period, which shall result in the Participant earning an Actual Award reflecting a number of RSUs equal to the total Performance Multiplier times the Target Award. The Committee’s determination of the Actual Award shall be subject to its right to exercise negative discretion.
The Actual Award will vest as follows: 50% on December 31, 2019, and 50% on December 31, 2020, subject to Participant’s Continued Service through each such date (the “Vesting Schedule”).
For the avoidance of doubt, no amounts in excess of the Actual Award shall be eligible for vesting hereunder.
Example: Assume that (i) Participant is granted a Target Award of 30,000 RSUs, and (ii) the Revenue Growth Rate for the Performance Period is met at 100% of target, while the Pre-Tax Income Growth Rate exceeds the Maximum level. This means that the total Performance Multiplier is (50% times 100%) + (50% times 200%), or a total 150% Performance Multiplier. The Participant would earn (30,000 x 150%) or 45,000 RSUs as the Actual Award, which will be eligible for vesting subject to Participant’s Continued Service through the Vesting Schedule. Any amounts in excess of the Actual Award would be forfeited immediately.
Treatment on Change in Control
In the event of a Change in Control (as defined in the TriNet Group, Inc. Severance Benefit Plan or any amendment, restatement or successor to such plan and any similar plan or agreement then in effect and applicable to Participant (a “Change in Control Plan”)) prior to the Determination Date, the Committee will provide, effective upon such Change in Control, that the Actual Award shall be either (i) the Target Award or (ii) to the extent the Performance Criteria are capable of measurement at such time, the Committee may determine actual performance for either the originally scheduled Performance Period or for a shortened Performance Period, as determined by the Committee in its sole discretion. Such Actual Award shall remain subject to the Vesting Schedule; provided that, in the event of a Change in Control Termination (as defined in the applicable Change in Control Plan) within the applicable Change in Control Period (as defined in the applicable Change in Control Plan), the Actual Award shall be eligible for accelerated vesting in connection with or following such Change in Control to the same extent as provided for any time-based equity award under the applicable Change in Control Plan.
In the event that the Participant participates in any Change in Control Plan or is subject to an offer letter, employment agreement or other written arrangement that provides for the acceleration of unvested equity in the event of a qualifying or covered termination (as defined in such arrangement) other than in connection with a change of control (a “Severance Arrangement”), and the Participant is terminated in such circumstances, then to the extent any portion of the actual award would vest, in accordance with the Vesting Schedule, within the time period for accelerated vesting set forth in such applicable Change of Control Plan or Severance Arrangement, as applicable, such portion shall be eligible for the same accelerated vesting in accordance therewith; provided that, to the extent such termination occurs prior to a Determination Date, the award shall remain outstanding and eligible to be earned until the Determination Date and in lieu of accelerated vesting upon such termination, the applicable portion of the Actual Award (but only to the extent the Committee determines such Actual Award in accordance herewith) shall become vested on the Determination Date.
TRINET GROUP, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT
(2009 EQUITY INCENTIVE PLAN)
Pursuant to the Restricted Stock Unit Grant Notice (the “Grant Notice”) and this Restricted Stock Unit Award Agreement (the “Agreement”) and in consideration of your services, TriNet Group, Inc. (the “Company”) has awarded you a Restricted Stock Unit Award (the “Award”) under its 2009 Equity Incentive Plan (the “Plan”). The Award is granted to you effective as of the Date of Grant set forth in the Grant Notice for this Award. Defined terms not explicitly defined in this Agreement will have the same meanings given to them in the Plan or the Grant Notice. In the event of any conflict between the terms in this Agreement and the Plan, the terms of the Plan will control. The details of the Award, in addition to those set forth in the Grant Notice and the Plan, are as follows.
1.    Grant of the Award. The Award represents the right to be issued on a future date the number of shares of the Company’s Common Stock as indicated in the Grant Notice upon the satisfaction of the terms set forth in this Agreement. Except as otherwise provided herein, you will not be required to make any payment to the Company with respect to your receipt of the Award, the vesting of the shares or the delivery of the underlying Common Stock.
2.    Vesting. Subject to the limitations contained herein, the Award will vest, if at all, in accordance with the vesting schedule provided in the Grant Notice, provided that, vesting will cease upon the termination of your Continuous Service. Except as otherwise set forth in the Grant Notice, upon such termination of your Continuous Service, the shares credited to the Account that were not vested on the date of such termination will be forfeited at no cost to the Company and you will have no further right, title or interest in or to such underlying shares of Common Stock.
3.    Number of Shares.
(a)    The number of units/shares subject to the Award may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan.
(b)    Any shares, cash or other property that become subject to the Award pursuant to this Section 3 and Section 6, if any, will be subject, in a manner determined by the Board, to the same forfeiture restrictions, and restrictions on transferability as applicable to the other Restricted Shares covered by the Award.
(c)    Notwithstanding the provisions of this Section 3, no fractional shares or rights for fractional shares of Common Stock will be created pursuant to this Section 3. The Board will, in its discretion, determine an equivalent benefit for any fractional shares or fractional shares that might be created by the adjustments referred to in this Section 3.
4.    Securities Law and Other Compliance. You may not be issued any shares under the Award unless either (a) the shares are registered under the Securities Act; or (b) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. The Award also must comply with other applicable laws and regulations governing the Award, and you will not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.
5.    Transfer Restrictions.
(a)    General. Unless and until the time that shares of Common Stock have been delivered to you, you may not transfer, pledge, sell or otherwise dispose of this Award or the shares issuable in respect of the Award, except as expressly provided in this Section 6. For example, you may not use shares that may be issued to you in respect of the Award as security for a loan. The restrictions on transfer set forth herein will lapse upon delivery to you of shares in respect of the vested portion of the Award.
(b)    Death. The Award is transferable by will and by the laws of descent and distribution. In addition, upon receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company and any broker designated by the Company to effect transactions under the Plan, designate a third party who, in the event of your death, will thereafter be entitled to receive any distribution of Common Stock or other consideration pursuant to this Agreement at the time of your death. In the absence of such a designation, your executor or administrator of your estate will be entitled to receive, on behalf of your estate, such Common Stock or other consideration.
(c)    Certain Trusts. Upon receiving written permission from the Board or its duly authorized designee, you may transfer the Award to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while the Award is held in the trust, provided that, you and the trustee enter into transfer and other agreements required by the Company.
(d)    Domestic Relations Orders. Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer the Award or your right to receive the distribution of Common Stock or other consideration thereunder, pursuant to a domestic relations order that contains the information required by the Company to effectuate the transfer. You are encouraged to discuss the proposed terms of any division of this Award with the Company prior to finalizing the domestic relations order to help ensure the required information is contained within the domestic relations order.
6.    Date of Issuance.
(a)    The Company will deliver to you a number of shares of the Company’s Common Stock equal to the number of vested shares subject to the Award, including any additional shares received pursuant to Section 3 above that relate to those vested shares on the applicable vesting date(s). However, if a scheduled delivery date falls on a date that is not a business day, such delivery date will instead fall on the next following business day.
(b)    Notwithstanding the foregoing, in the event that (i) you are subject to the Company’s policy permitting certain individuals to sell shares only during certain “window” periods, in effect from time to time or you are otherwise prohibited from selling shares of the Company’s Common Stock in the public market and any shares covered by the Award are scheduled to be delivered on a day (the “Original Distribution Date”) that does not occur during an open “window period” applicable to you, as determined by the Company in accordance with such policy, or does not occur on a date when you are otherwise permitted to sell shares of the Company’s Common Stock on the open market, and (ii) the Company elects not to satisfy its obligations for Tax-Related Items (as defined in Section 10) by withholding shares from your distribution, then such shares will not be delivered on such Original Distribution Date and will instead be delivered on the first business day of the next occurring open “window period” applicable to you pursuant to such policy (regardless of whether you are still providing Continuous Service at such time) or the next business day when you are not prohibited from selling shares of the Company’s Common Stock in the open market, but in no event later than the fifteenth (15th) day of the third calendar month of the calendar year following the calendar year in which the shares of Common Stock originally became vested. The form of such delivery (e.g., a stock certificate or electronic entry evidencing such shares) will be determined by the Company. In all cases, the delivery of shares under this Award is intended to comply with Treasury Regulation Section 1.409A-1(b)(4) and will be construed and administered in such a manner.
7.    Dividends. You will be entitled to receive payments equal to any cash dividends and other distributions paid with respect to a corresponding number of shares to be issued in respect of the units covered by your Award, which cash payments shall be subject to the same forfeiture restrictions as apply to the units and shall be paid at the same time that the corresponding shares are issued in respect of your vested units. If any dividends or distributions are paid in shares, then you will automatically be granted a corresponding number of additional units subject to the Award (the “Dividend Units”), which shall be subject to the same forfeiture restrictions and restrictions on transferability, and same timing requirements for issuance of shares, as apply to the original units subject to the Award.
8.    Restrictive Legends. The shares issued under the Award will be endorsed with appropriate legends as determined by the Company.
9.    Award Not an Employment or Service Contract.
(a)    Your Continuous Service with the Company or an Affiliate is not for any specified term and may be terminated by you or by the Company or an Affiliate at any time, for any reason, with or without cause and with or without notice. Nothing in this Agreement (including, but not limited to, the vesting of the Award pursuant to Section 2 or the issuance of the shares subject to the Award), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Agreement or the Plan will: (i) confer upon you any right to continue in the employ of, or affiliation with, the Company or an Affiliate; (i) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (i) confer any right or benefit under this Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Agreement or Plan; or (i) deprive the Company or an Affiliate of the right to terminate you at will and without regard to any future vesting opportunity that you may have.
(b)    By accepting this Award, you acknowledge and agree that the right to continue vesting in the Award pursuant to Section 2 and the schedule set forth in the Grant Notice is earned only by continuing as an employee, director or consultant at the will of the Company or an Affiliate (not through the act of being hired, being granted this Award or any other award or benefit) and that the Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “Reorganization”). You further acknowledge and agree that such a Reorganization could result in the termination of your Continuous Service, or the termination of Affiliate status of your employer and the loss of benefits available to you under this Agreement, including but not limited to, the termination of the right to continue vesting in the Award. You further acknowledge and agree that this Agreement, the Plan, the transactions contemplated hereunder and the vesting schedule set forth in the Grant Notice or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as an employee or consultant with the Company or an Affiliate for the term of this Agreement, for any period, or at all, and will not interfere in any way with your right or the right of the Company or an Affiliate to terminate your Continuous Service at any time, with or without cause and with or without notice.
10.    Responsibility for Taxes.
(a)    You acknowledge that, regardless of any action taken by the Company, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you or deemed by the Company in its discretion to be an appropriate charge to you even if legally applicable to the Company (“Tax-Related Items”) is and remains your responsibility and may exceed the amount actually withheld by the Company.
(b)    Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the employer to satisfy all Tax-Related Items. In this regard, you authorize the Company or its agent to satisfy their withholding obligations with regard to all Tax-Related Items, if any, by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company or the employer; (i) causing you to tender a cash payment; (i) entering on your behalf (pursuant to this authorization without further consent) into a “same day sale” commitment with a broker dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the shares to be delivered under the Award to satisfy the Tax-Related Items and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Tax-Related Items directly to the Company and/or its Affiliates; or (iv) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with the Award with a Fair Market Value (measured as of the date shares of Common Stock are issued pursuant to Section 6) equal to the amount of such Tax-Related Items. Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock subject to the vested portion of the Award, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items.
(c)    Finally, you agree to pay to the Company or the employer any amount of Tax-Related Items that the Company or the employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of Common Stock if you fail to comply with your obligations in connection with the Tax-Related Items.
11.    No Obligation To Minimize Taxes. You acknowledge that the Company is not making representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting or settlement of the Award, the subsequent sale of shares of Common Stock acquired pursuant to such settlement and the receipt of any dividends and/or any dividend equivalent payments. Further, you acknowledge that the Company does not have any duty or obligation to minimize your liability for Tax-Related Items arising from the Award and will not be liable to you for any Tax-Related Items arising in connection with the Award.
12.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Common Stock. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the Tax-Related Items arising in connection with the Award and by accepting the Award, you have agreed that you have done so or knowingly and voluntarily declined to do so.
13.    Unsecured Obligation. The Award is unfunded, and as a holder of a vested Award, you will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares pursuant to this Agreement. You will not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this Agreement until such shares are issued to you pursuant to Section 6 of this Agreement. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.
14.    Other Documents. You hereby acknowledge receipt or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.
15.    Notices. Any notices provided for in the Grant Notice, this Agreement or the Plan will be given in writing and will be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
16.    Governing Plan Document. The Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of the Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of the Award and those of the Plan, the provisions of the Plan will control. In addition, any compensation paid or shares issued under this Award is subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.
17.    Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
18.    Effect on Other Employee Benefit Plans. The value of the Award subject to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating the Employee’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.
19.    Amendment. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that, except as otherwise expressly provided in the Plan, no such amendment adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Board reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that, any such change will be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.
20.    Compliance With Section 409A of the Code. This Award is intended to comply with the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4). Notwithstanding the foregoing, if it is determined that the Award fails to satisfy the requirements of the short-term deferral rule and is otherwise deferred compensation subject to Section 409A, and if you are a “Specified Employee” (within the meaning set forth Section 409A(a)(2)(B)(i) of the Code) as of the date of your separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), then the issuance of any shares that would otherwise be made upon the date of the separation from service or within the first six months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the date that is six months and one day after the date of the separation from service, with the balance of the shares issued thereafter in accordance with the original vesting and issuance schedule set forth above, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of taxation on you in respect of the shares under Section 409A of the Code. Each installment of shares that vests is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2).
21.    Miscellaneous.
(a)    The rights and obligations of the Company under your Award shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. Your rights and obligations under your Award may only be assigned with the prior written consent of the Company.
(b)    You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.
(c)    You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award, and fully understand all provisions of your Award.
(d)    This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(e)    All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
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This Agreement will be deemed to be signed by you upon the signing by you of the Restricted Stock Unit Grant Notice to which it is attached.

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